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Exhibit 10.24

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

JOINT DEVELOPMENT AND SUPPLY AGREEMENT

        This Joint Development and Supply Agreement (this "Agreement") is made and entered into as of February 6, 2008 (the "Effective Date") by and between A123 Systems, Inc., a Delaware corporation with offices at 321 Arsenal Street, Watertown, Massachusetts 02472 ("A123"), and AES Energy Storage, LLC, a Delaware limited liability company, with offices at 4300 Wilson Boulevard, Arlington, Virginia 22203 ("AES"). AES and A123 individually and jointly may also be referred to as "Party" or "Parties."

        A123 is engaged in the business of research and development, manufacturing, sale and supply of various high-power lithium-ion cells and battery systems based on the A123's proprietary Nanophosphate™ technology; and

        A123 and AES desire to cooperate to jointly develop, prototype and deploy large format energy storage solutions based on AES designed grid interface control systems, third party power control electronics, and A123's proprietary Nanophosphate battery technology, system design and know-how, for installation and operation in stationary power projects worldwide (the "Program");

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, A123 and AES hereby agree as follows:

        1.     DEFINITIONS. As used in this Agreement:

          1.1    "AES Supplied Equipment" means the Power Electronics and Grid Interface equipment for the Grid Service System, except as otherwise expressly provided.

          1.2    "Affiliates" of a Party means all companies, natural persons, partnerships and other business entities controlled by, under common control with, or controlling such Party, with "control" meaning either a greater than fifty percent (50%) direct or indirect ownership interest or the right to control the management of such entity.

          1.3    "Agreed Components" means the content of the Power Electronics and inverter/Grid Interface components provided that such components shall be deemed to constitute [**] percent ([**]%) of the gross sales value for the Grid Service System (which represents an approximation of the actual value which the Parties agree will be revised, if necessary, at a later date upon mutual agreement in writing by the Parties if the percentage does not accurately reflect the actual value).

          1.4    "Background IP" means all Intellectual Property of either Party that existed on or prior to the Effective Date or which is initially developed by a Party or otherwise acquired by a Party for purposes outside the scope of but during the Term of this Agreement. For the avoidance of doubt,

    (a) A123's Background IP includes, without limitation, A123's proprietary Cells and their related components, materials and chemistry, product specifications, manufacturing and development methodologies, cell and system level software, firmware and electronics, know-how and research, experimental and development work, design details, and engineering information; and

    (b) AES's Background IP includes, without limitation, electrical system response algorithms and control routines, control interface specifications, market optimization processes, packaging and design.

          1.5    "Battery System" means the systems or packs, including without limitation all related software, algorithms, firmware, management technology and know-how, and into which the Cells will be integrated to provide energy storage solutions for the Grid Service Systems.

          1.6    "Cell" or "Cells" means A123's proprietary Nanophosphate-based lithium ion cells for the Program.

          1.7    "Deliverables" means the Grid Service Systems for the Projects applying mutually agreed standards to meet applicable Specifications.

          1.8    "Development Plan" means the plan for the joint development of the Grid Service System set forth in the Statement(s) of Work attached as Exhibit A hereto.

          1.9    "Documentation" means the written reports and other materials provided by a Party to the other Party hereunder and any other documentation developed by the Parties relating to the Deliverable.

          1.10    "Fees" means the schedule of fees and other payments for a Project, either as set forth in Section 4 (with respect to certain Projects) or in an applicable Statement of Work for future Projects.

          1.11    "Grid Interface" means components and equipment necessary to connect the Grid Service System to an energy grid, including without limitation, protection relays, switches, isolation transformers, SCADA equipment and system operating modes and control algorithms.

          1.12    "Grid Service Systems" means large format energy storage applications on the "utility side" of the customer electricity meter with a capacity 500 kW or greater

          1.13    "Improvement" means any update, upgrade, new version, change, redesign, improvement or modification to (i) the Deliverable, (ii) to a Party's Background IP or (iii) to Jointly Developed IP, whether made by A123, AES or any third party on behalf of A123 or AES.

          1.14    "Intellectual Property" means (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and supplier lists and information; and (g) copies and tangible embodiments of the foregoing.

          1.15    "New Intellectual Property" means Intellectual Property developed independently by one of the Parties or jointly by the Parties in the course of its or their performance under this Agreement and which is potentially subject to legal protection by registration or otherwise, including patents.

          1.16    "Party" means A123 or AES and "Parties" means A123 and AES.

          1.17    "Power Electronics" means power control electronics equipment meeting the agreed design and performance requirements for the Grid Service System jointly developed by the Parties pursuant to Section 2.1(c)(i), including without limitation, inverters, inverter controls, algorithms and related inverter/grid interconnect components, controls and equipment, including without limitation, circuits, transformers, relays, contactors, fuses, communications cards, and circuit breakers.

          1.18    "Program" means the joint development activities established under this Agreement for the development of the Grid Service System.

          1.19    "Project" means the specific joint development projects contemplated by the Parties under the Program, which include a Test Project and an Initial Full-Scale Project as further defined in Section 2.1 below. The details of such Projects shall be set forth in separate Statements of Work issued pursuant to this Agreement.

          1.20    "Purchase Order" means the order for Deliverables signed by AES referencing this Agreement in the form attached hereto as Exhibit C. The terms and conditions of this Agreement shall be controlling over any pre-printed terms in a Purchase Order, which terms shall not apply unless mutually agreed by the Parties in accordance with Sections 2.4 and 3.7.

          1.21    "Specifications" means the specifications for the Deliverable as mutually agreed by the Parties and set forth in the applicable Statement of Work attached hereto.

          1.22    "Test Plan" means a plan for the evaluation and approval of the Deliverable set forth in the Statement(s) of Work attached as Exhibit A hereto.

          1.23    "Testing Parameters" means parameters for the completion of performance tests by AES with respect to the Test Project and the Initial Full-Scale Project attached as Exhibit B hereto.

          1.24    "Third Party" means a party other than either of the Parties or any of their Affiliates.

        2.     JOINT DEVELOPMENT.

          2.1    Development and Scope.    The Parties agree to collaborate on the terms set forth herein on the development of a Grid Service System for the Test Project and the Initial Full-Scale Project as set forth in the Statements of Work in accordance with the timeframes set forth therein. The Parties may, from time to time, collaborate on additional Grid Service Systems in accordance with Statements of Work and/or Purchase Orders to be agreed upon in accordance with Sections 2.4 and 3.7. In addition to the initial focus areas of grid frequency regulation, voltage regulation, or spinning reserve (collectively "Ancillary Services"), the Parties may also, from time to time during the Term, consider potential future development of renewable efficiency systems for wind and solar projects, peak power shaving, and hybrid generating plants (collectively, "New Product Lines") under separate Statements of Work.

            (a)   As a general matter, A123 will be primarily responsible for the following:

              (i)    Physical packaging and layout, battery sub-system, and battery management in accordance with a mutually agreed roadmap and using A123's proprietary processes, materials and technology;

              (ii)   Development, manufacture, integration and delivery of the Grid Service Systems, including the Test Project and the Initial Full-Scale Project, to the mutually agreed Specifications.

Sharing information with AES regarding its Project-related technology and supporting AES in testing such technologies under applicable conditions.

            (b)   As a general matter, AES will be primarily responsible for the following:

              (i)    Providing expertise and know-how in the areas of project siting, site engineering (including substation switching and transformers), service specification, duty cycle definition, Grid Interface, and control logic.

              (ii)   Identifying a suitable site for the initial full-scale Grid Service System Project at the site of one of its power generation projects (the "Initial Full-Scale Project").

              (iii)  Developing the commercial approach and market interface for the projects based on Grid Service Systems.

              (iv)  Procuring the Power Electronics for the Initial Full-Scale Project from a third party supplier at AES's sole cost and expense and delivering the Power Electronics to A123, FOB Hopkinton, MA (with an extended pass-through warranty of at least [**]) for integration by A123 into the Grid Service System.

            (c)   As a general matter, the Parties shall be jointly responsible for the following:

              (i)    Cooperative development, along with their designated third party contractors, in the areas of overall Grid Service System design and architecture and Power Electronics for the Test Project and the Initial Full-Scale Project.

              (ii)   Identifying a small-scale [**] test project (the "Test Project") that will be commissioned initially under a separate Statement of Work.

              (iii)  Developing and providing to AES the applicable Specifications for the AES Supplied Equipment, including the Power Electronics no later than [**] provided that such Specifications shall be in form and substance acceptable to AES, whose acceptance of such Specifications shall not be unreasonably withheld.

Each of the Parties shall also reasonably cooperate to resolve problems and to respond to requests for information relating to the development activities and the Grid Service Systems as soon as reasonably possible and will cause its respective engineering personnel to meet at mutually agreed times and locations for liaison purposes to address any such issues.

          2.2    Joint Development Committee.    The Parties will regularly exchange information, co-ordinate, synchronize and assess achievement of objectives of their respective activities related to the development of the Grid Service Systems and other related matters. Each Project will be overseen by a Joint Development Committee (the "JDC"). Each Party will have the right to nominate up to [**] members to the JDC and the JDC will be chaired by AES. The JDC shall plan to hold meetings at least [**] by video or telephone conference and [**] by personal attendance. For AES, the initial JDC designees shall be named once identified (which shall occur no later than [**] from the Effective Date) and for A123, the initial JDC designees shall be [**] and [**]. Each Party can change their JDC designees at any time by written notice to the other Party. Each Party will also designate a Project Manager in the applicable Statement of Work who will be responsible for coordinating all Project development activities among their respective staffs during the Test Project and Initial Full-Scale Project, with A123's Project Manager being primarily responsible for managing the combined effort on each of these Projects. The authority of the JDC shall be limited to the administration of the activities established by the Parties under this Agreement with respect to the Test Project, the Initial Full-Scale Project and any additional Statements of Work or Purchase Orders entered into as contemplated herein. The responsibilities of the JDC as described in this Section 2.2 shall terminate upon the completion and acceptance of the Test Project and each applicable Project thereafter.

          2.3    Development and Test Plans.    Each Party hereby agrees to adopt the Development Plan and the Test Plan.

          2.4    Additional Statements of Work.    From time to time during the Term, either Party may propose an additional Statement of Work for an additional Grid Service System Project by delivery of a proposed Statement of Work to the other Party. The other Party shall accept or reject such proposed Statement of Work within [**] of receipt by signing and returning such Statement or

  Work or sending a written notice of rejection. Upon execution, each Statement of Work shall be incorporated into this Agreement and be deemed to be Exhibits hereto with respect to the relevant Project.

        3.     PURCHASE AND SALE OF GRID SUPPLY SYSTEMS; EXCLUSIVITY.

          3.1    Test Project.    The Grid Service System for the Test Project will be developed under the Statement of Work attached hereto as Exhibit A, which provides, among other things, for the completion and delivery of such system within [**] of the issuance of a Purchase Order for the Test Project by AES to A123. A123 and AES will use their commercially reasonable efforts to improve upon that delivery schedule. The Purchase Order for the Test Project shall be issued by AES in accordance with Section 4.1(a). A123's delivery commitment will be extended by an additional day for every day that the Purchase Order for the Test System issues after the date specified in Section 4.1(a). The Parties acknowledge that A123's delivery commitment will be so extended. Delivery shall be FCA A123 Hopkinton, MA.

          3.2    Initial Full-Scale Project.    The Grid Service System for the Initial Full-Scale Project will be developed under the Statement of Work attached hereto as Exhibit A, which provides, among other things, for deliveries of Units (as defined below) to commence no later than [**] from the issuance of a Purchase Order for the Initial Full-Scale Project by AES to A123 and the completion of all such deliveries by no later than [**] from the issuance of the Purchase Order for said Grid Service System by AES to A123 (the "Final Delivery Date") (with commitments described more fully below). In the event that there is a delay in completing the delivery of all Units to AES by the Final Delivery Date and such delay is caused solely by A123, then A123 shall reduce the total fee for the Initial Full-Scale Project by $[**] for every month of delay, provided that such reduction shall not exceed an aggregate amount of $[**] (i.e., a maximum of [**] months of delay). Notwithstanding the foregoing, A123 and AES will use their commercially reasonable efforts to improve upon that delivery schedule with the goal of A123 commencing deliveries to AES's designated site by [**]. The Purchase Order for the Initial Full-Scale Project shall be issued by AES in accordance with Section 4.1(b). A123's delivery commitment will be extended by an additional day for every day that the Purchase Order for the Initial Full-Scale Project issues after the date specified in Section 4.1(b). Delivery shall be FCA A123 Hopkinton, MA.

          3.3    Cancellation of Initial Full-Scale Project.    AES shall have the right, in its sole discretion, to cancel the Initial Full-Scale Project within [**] of the Effective Date by written notice to A123 solely as a result of AES's failure (after the exercise of commercially reasonable efforts) to obtain any necessary initial agreement, acknowledgement of rights, approval or permit required for such Project from the responsible independent system operator or similar entity or any regulatory or government body in Chile. If AES elects to cancel the Initial Full-Scale Project, then AES shall provide written notice of cancellation to A123 and, within [**] of such notice, pay A123 an amount equal to the corresponding amount set forth in Exhibit D based on the date of such cancellation, which shall represent A123's sole and exclusive compensation for such cancellation ("Cancellation Fee"). Notwithstanding anything herein to the contrary, if, pursuant to Section 4.1(b), A123 has received payments from AES in excess of the Cancellation Fee, it shall be obligated to reimburse AES in an amount equal to such excess payment within [**] of A123's receipt of the notice of cancellation.

          3.4    Testing.    Following delivery of each of the Test Project and the Initial Full-Scale Project, AES shall have up to [**] to conduct testing of the respective systems (the "Testing Period"), using the Testing Parameters. With respect to the Initial Full-Scale Project, AES shall conduct such acceptance testing on each of the individual, self-contained operating units ("Units") upon delivery. AES acknowledges that time is of the essence in conducting and completing the foregoing testing and that acceptance shall not be unreasonably conditioned, withheld or delayed, if completed prior to the expiration of the Testing Period. Upon successful completion of the testing for either the Test Project or the individual Units comprising the Initial Full-Scale Project, AES will provide written notice of acceptance to A123 and the Warranty Period (as defined below) for such Grid Service System shall commence in accordance with Section 7.2 below. If no such written notice is received within the foregoing time period, then the applicable system or Unit, as the case may be, shall be deemed not accepted and A123 shall have the right to demand notice of acceptance or a written statement of the relevant performance issues from AES within [**] of such demand. The Parties may mutually agree in writing to alter the above testing and acceptance process and the associated milestones or timeframes.

        3.5   Exclusivity.

            (a)   From the Effective Date through AES's notice date of acceptance (pursuant to Section 3.3 above) of the Initial Full-Scale Project (the "Initial Exclusivity Period") and thereafter for so long as A123 agrees to receive the Exclusivity Payments from AES and such payments are made pursuant to Section 4.3 (the Initial Exclusivity Period together with such additional period, the "Exclusivity Period"), (i) A123 will work exclusively with AES on the development and deployment of Grid Service Systems and New Product Lines (the "Exclusivity Undertaking") and (ii) AES will use commercially reasonable efforts to secure additional orders from its Affiliates and to procure necessary financing. If AES decides to pursue the development and deployment of products similar to the Grid Service Systems in the field of Ancillary Services, either in whole or in part, and the Initial Full-Scale Project successfully completes its performance tests and meets its Specifications in accordance with the Testing Parameters and the schedule set forth in the Statement of Work, AES shall be required to offer A123 the right to supply Grid Service Systems for at least [**] percent ([**]%) of AES's projects within the field of Ancillary Services during the Initial Term and to place corresponding Purchase Orders with A123 for said Projects (collectively the "Volume Orders"), provided that A123's Grid Service System is offered to AES on terms reasonably competitive in price and performance with other available solutions in the Grid Service System category. Criteria that may be used to determine such reasonable competitiveness shall include without limitation, the characteristics of power rating, energy storage capacity, safety, environmental impact and expected life.

            (b)   If no such Volume Orders are placed by AES by the end of the Exclusivity Period for the failure of AES to procure financing for the Initial Full-Scale Project or otherwise, then (i) A123 shall have the right, at its option, to terminate this Agreement and market and sell such Grid Services Systems to other users or manufacturers and (ii) AES will have no rights or license, either express or implied, to use any of A123's Intellectual Property, including New Intellectual Property developed solely by A123 in accordance with Section 5.3(a), related to the Battery System or which is otherwise applicable to the Grid Service System that was created or developed by A123 during the Exclusivity Period except with respect to any Units purchased to the extent necessary for the full use and operation of such Units.

            (c)   As the Volume Orders are placed, A123 will give [**] for Grid Services Systems to AES based on the timing of A123's receipt of such orders ahead of other customers. Based on volumes, pricing and schedule (to be specified in the applicable Statement of Work), A123 shall be obligated to build additional production capacity, at its own expense, to meet specified increments based on receipt and acceptance of additional Purchase Orders placed by AES ("Incremental Production Capacity Order").

        3.6   New Product Lines.

            (a)   During the Initial Exclusivity Period, AES shall have a right of first refusal to enter into a Statement of Work for the exclusive development of New Product Lines as contemplated in Section 2.1 (the "RoFR Period"). A123 shall provide AES notice if, at any time during the Exclusivity Period, it receives an offer from a Third Party to develop and sell a New Product Line, including the material terms of such offer. AES shall then have the right for a period of [**] to elect to participate in the exclusive development and purchase of such New Product Line with A123 on the same terms as those set forth in the offer. If AES elects to participate, AES shall be entitled to exclusivity with respect to any such New Product Line if it places Purchase Orders with A123 within the RoFR Period that represent orders for at least [**] percent ([**]%) of the total, qualified market for such New Product Line as reflected in bona fide written offers received by A123. If the right of first refusal has been exercised by AES with respect to any New Product Line in accordance with the [**]% threshold, then A123 shall sell such New Product Line exclusively to AES for an initial exclusivity period of no less than one (1) year (the specific period to be mutually agreed in writing) and, after the foregoing initial exclusivity period, for so long as A123 agrees to receive Exclusivity Payments under Section 4.3 (in the same manner as is contemplated in Section 3.4(a) with respect to Grid Service Systems). If the right of first refusal has not been exercised with respect to any New Product Line as described above, then A123 shall be free to sell such New Product Line to other users or manufacturers except for those classes of Grid Service Systems for which A123 is receiving Exclusivity Payments under Section 4.3.

            (b)   Notwithstanding subparagraph (a) above, at any time during the Exclusivity Period, AES shall have the right to initiate discussions with A123 regarding the development of New Product Lines, including but not limited to AES's rights to exclusive development and purchase of any such New Product Line product. If AES initiates such discussions, A123 shall negotiate exclusively with AES in good faith for a period not to exceed [**] unless otherwise mutually agreed, but shall be under no obligation to enter into definitive agreements with AES.

          3.7    Additional Grid Service Systems.    AES may submit Purchase Orders to A123 for additional Grid Service Systems as developed under this Agreement and such Purchase Orders shall be governed by the terms and conditions of this Agreement and such other terms and conditions, if necessary, as may be mutually agreed by the Parties and either included in an additional Statement of Work or attached hereto in Exhibit C. All Purchase Orders shall be subject to A123's written acceptance, which shall not be unreasonably withheld or delayed. AES and A123 shall negotiate such additional terms in good faith and use commercially reasonable efforts to agree on such terms within [**] and A123 shall not unreasonably withhold, condition or delay its consent to additional terms proposed by AES provided that they are deemed necessary to address project-specific local procurement or regulatory requirements including terms necessary to comply with local law.

          3.8    Inspection.    Subject to not less than [**] prior written notice to A123, AES shall have the right to inspect the Grid Services System for the Test Project and the Initial Full-Scale Project and to visit the manufacturing facility for such purpose, subject in all cases to the facility's reasonable safety precautions.

        4.     FEES; PAYMENTS; ROYALTIES; PAYMENT TERMS.

          4.1    Fees.

            (a)   Test Project.    Upon issuance of the Purchase Order for the Test Project Grid Service System (which shall be issued within [**] from the Effective Date), AES shall agree to pay A123 [**] Dollars ($[**]) plus the actual costs incurred for the procurement and preparation of the trailer for such Grid Service System which are approved in advance by AES as confirmed in writing. Payment of [**] percent ([**]%) of the Test Project fee shall be made upon issuance of the Purchase Order for the Test Project Grid Service System with the remaining [**] percent ([**]%) payable when AES provides written notice to A123 promptly following the Test Project testing indicating that such testing has been completed and that the Grid Service System for the Test Project has met its Specifications as set forth in the applicable Statement of Work. Costs for the procurement and preparation of the trailer previously approved by AES will be due net [**] from A123 invoice date. For the avoidance of doubt, the above fee shall include the costs of the Power Electronics for the Test Project, which A123 shall procure.

            (b)   Initial Full-Scale Project.    Subject to Section 3.3:

              (i)    upon issuance of the Purchase Order for the Initial Full-Scale Project (which shall be issued within thirty (30) days from the Effective Date), AES shall agree to pay A123 a per Unit fee of [**] Dollars ($[**]) based on a minimum order of [**] Units of [**] each plus the actual costs incurred for the procurement and preparation of additional trailers beyond the anticipated [**] trailers or [**] per [**] for such Grid Service System, which are approved in advance by AES, as confirmed in writing. For the avoidance of doubt, the above fee shall not include the costs of the Power Electronics and Grid Interface equipment that are the responsibility of AES; and

              (ii)   Payment of [**] percent ([**]%) of the Initial Full-Scale Project fee shall be made upon issuance of the Purchase Order for the Initial Full-Scale Project Grid Service System with the remaining [**] percent ([**]%) payable when AES provides written notice to A123 promptly following the Initial Full-Scale Project testing pursuant to Section 3.4, indicating that such Unit testing has been completed and that each Unit of the Grid Service System for Initial Full-Scale Project has met its Specifications as set forth in the applicable Statement of Work.

            (c)   Pricing Preference.    For future Grid Service System procurements, AES or any Affiliate will pay A123 based on a [**] of effective Grid Service System energy storage capacity. During the Initial Term and after the Exclusivity Period, the fee to be charged by A123 for the sale of additional Grid Service Systems to AES or any Affiliate shall be [**] percent ([**]%) lower than the price of any like Grid Service Systems as of the date sold to other utility companies by A123, based on similar volumes and terms. If during any audit under Section 4.5, AES identifies any sale to AES or any Affiliate which was not made in accordance with this Section 4.1(c), then AES shall have the right to demand, and A123 shall pay AES as its sole and exclusive remedy, the positive difference between the price paid by AES hereunder for any such additional Grid Service System and the price it would have paid if A123 had complied with this Section 4.1(c).

          4.2    Royalties.    A123 shall pay a royalty to AES during the Initial Term of this Agreement equal to [**] percent ([**]%) of the pro-rata share of the sale price of the Agreed Components which are part of any total Grid Service System being sold by A123 to Third Parties for use in the performance of Ancillary Services and subject to Section 4.3 below. Such royalty will be calculated and paid [**] in arrears.

          4.3    Exclusivity Payments.    To continue the Exclusivity Period as contemplated in Section 3.5 above, AES shall pay to A123 an amount equal to [**] percent ([**]%) of the net income generated directly by each Grid Service System supplied to AES by A123 hereunder as long as A123 is not selling Grid Service Systems to Third Parties without the written consent of AES ("Exclusivity Payments"). The Exclusivity Payments will be calculated and paid [**] in arrears over the Warranty Period of the applicable Grid Service Systems. Should A123 decide to make such sales to Third Parties without the consent of AES, the Exclusivity Payments shall terminate automatically immediately upon the effective date of such sale. Upon termination of the Exclusivity Payments as provided in the preceding sentence or the expiration of the Initial Exclusivity Period, whichever is the last to occur, A123 shall be free to sell Grid Service Systems to Third Parties without restriction, subject to the royalty and price preference provisions set forth herein.

          4.4    Income Sharing Payments.    AES shall make net income sharing payments to A123 solely with respect to the Initial Full-Scale Project during the Warranty Period for the Initial Full-Scale Project. The income sharing payment payable to A123 under this Section 4.4 shall be an amount equal to [**] percent ([**]%) of AES's net annual project net income derived from the Initial Full-Scale Project, but shall in no event exceed an aggregate amount of [**] Dollars ($[**]) annually. The foregoing income sharing payments will be calculated and paid on a quarterly basis in arrears over the Warranty Period for the Initial Full-Scale Project.

          4.5    Audit Rights.    The Parties shall maintain a complete, clear and accurate record of all transactions related to this Agreement for which payments are payable to each Party hereunder. To ensure compliance with the terms of this Agreement, a Party shall have the right to audit all of the relevant accounting and sales books and records of the other Party conducted either by a Party's employees or by an independent certified public accountant reasonably acceptable to both parties whose fee is paid by the auditing Party (other than on a contingent fee basis), which audits shall be conducted upon reasonable advance notice and during regular business hours at the audited Party's offices and in such a manner as not to interfere with the audited Party's normal business activities. In no event shall audits be made hereunder more frequently than [**] each year during the Initial Term and any extension term. If such audits should disclose any under-reporting, the audited Party shall promptly pay the auditing Party such amount, together with interest thereon at the rate of 1 1/2% per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due to the auditing Party from the audited Party. If the amount under-reported by the audited Party is equal to or greater than [**] percent ([**]%) of the total payment due to the auditing Party for the payment period so audited, then the cost of the audit shall be borne by audited Party.

          4.6    Method of Payment.    All payments hereunder shall be non-refundable (except as otherwise expressly provided in Section 3.3 herein) and made by wire transfer to such bank and account as either Party may from time to time designate in writing or by such other payment method as may be mutually agreed by the Parties. All payments shall be made in U.S. Dollars. Whenever any payment hereunder shall be stated to be due on a day which is not a day that banks are open for business in Boston, Massachusetts (a "Business Day"), such payment shall be made on the immediately succeeding Business Day. Payments hereunder shall be considered to be made as of the day on which they are transmitted by a Party's designated bank or otherwise received by a Party.

        5.     OWNERSHIP OF INTELLECTUAL PROPERTY.

          5.1    AES Background IP.    A123 acknowledges and agrees that (i) AES shall retain all ownership or other pre-existing rights in or to the AES Background IP, including without limitation, any Improvements or modifications made by AES to the AES Background IP arising out of, relating to or resulting from this Agreement; and (ii) A123 has no right or license to the AES Background IP, except as expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, AES shall solely own any Improvements made by A123 (but not jointly with AES) to the AES Background IP in the course of the activities contemplated in the Development Plan.

          5.2    A123 Background IP.    AES acknowledges and agrees that (i) A123 shall retain all ownership or other pre-existing rights in or to the A123 Background IP, including without limitation, any Improvements made by A123 to the A123 Background IP arising out of, relating to or resulting from this Agreement; and (ii) AES has no right or license to the A123 Background IP, except as expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, A123 shall solely own any Improvements made by AES (but not jointly with A123) to the A123 Background IP in the course of the activities contemplated in the Development Plan.

          5.3    Jointly Developed New Intellectual Property.

            (a)   Ownership of Jointly Developed New Intellectual Property.    Subject to the provisions of Sections 5.1 and 5.2 above, ownership of jointly developed New Intellectual Property shall be held jointly by the Parties in equal shares without a duty to account or pay royalties to the other Party (such new jointly developed Intellectual Property, "Jointly Developed IP"), including, without limitation, any patent, copyright or other applications covering the Jointly Developed IP ("Applications"), and all patents, copyrights and other registrations issued on the Applications ("Registrations"). With respect to any New Intellectual Property which constitutes a patent or a copyright, inventorship or authorship shall be determined in accordance with U.S. patent or copyright law, as applicable. For the avoidance of doubt and notwithstanding the foregoing, New Intellectual Property developed solely by a Party shall be the property of the Party who created such New Intellectual Property.

            (b)   Improvements to Jointly Developed IP.    Improvements in or extensions to the Jointly Developed IP that are independently developed by either Party during the term of this Agreement shall be (i) the sole property of AES if developed by AES and (ii) the sole property of A123 if developed by A123. Improvements in or extensions to the Jointly Developed IP that are jointly developed by the Parties through the cooperation contemplated in this Agreement shall be jointly owned by the Parties as provided in Section 5.3(a) above.

            (c)   Rights to Use.    Each Party shall have the right to (i) use the Jointly Developed IP to use, import, sell, offer for sale, make, or have made, products which include the Jointly Developed IP for sale to Third Parties and (ii) license the Jointly Developed IP, the Applications and the Registrations to Third Parties subject to the limitations set forth in Section 3.4. Jointly Developed IP shall be deemed to include jointly developed Improvements pursuant to Section 5.3(b) above for the foregoing purposes. Any fees or other sums collected by a Party in consideration of any license granted for the Jointly Developed IP, the Applications or the Registrations may be retained by the Party without accounting to the other Party. For the avoidance of doubt, neither Party shall have any rights to any Intellectual Property of the other Party solely because such Intellectual Property is necessary to use, import, sell, offer for sale, make or have made products which incorporate the Jointly Owned IP, except as expressly set forth in this Agreement.

            (d)   License to Use AES New Intellectual Property.    In consideration of the mutual covenants contained in this Agreement, AES hereby grants to A123 a non-exclusive, fully paid, worldwide, non-sublicensable, non-transferable (subject to Section 11.10) license as to all AES New Intellectual Property to use such AES New Intellectual Property in connection with the development, marketing and sales of Grid Service Systems to AES and to Third Parties during the Initial Term and any extension thereto. The license granted under this Section 5.3(d) shall terminate upon any termination of this Agreement prior to the end of the Initial Term or any extension thereto. Upon the expiration or termination of this Agreement (other than by AES for cause), A123 shall have the right to seek a license from AES to use the AES New Intellectual Property in connection with the continued development, marketing and sales of Grid Service Systems. AES agrees to negotiate such license in good faith and under commercially reasonable terms and conditions to be mutually agreed in writing, but this Agreement does not impose an obligation on AES to grant such a license.

            (e)   Applications and Registrations.    The Parties shall inform each other of successful applications for registration of Jointly Developed IP without delay, indicating the reference number and date of application and providing copies of the application documents. If a Party makes the decision to not apply for the protection and/or registration of Jointly Developed IP or to apply in certain countries only, such Party shall report this decision to the other Party without delay, and subject to any applicable restrictions under the statutes and mandatory law of the respective country, offer the other Party to apply for the protection and/or registration of such Jointly Developed IP or to apply in the countries where the other Party does not apply for the protection and/or registration of the Jointly Developed IP. Such an offer shall be made sufficiently in advance in order to enable the other Party to file the application in time.

            (f)    Infringement of Third Party Intellectual Property.    In the event that either Party learns of or suspects a Third Party is infringing its rights in the Jointly Developed IP, it shall immediately notify the other Party. Promptly thereafter, the Parties shall meet to develop a mutually acceptable strategy for addressing such infringement. Neither Party shall take any action with respect to any such alleged infringement before such mutually acceptable strategy is determined.

            (g)   Indemnification for Use of Jointly Developed IP.    Each Party shall indemnify and hold the other Party harmless in respect to any claim for liability of any sort based on its own use or licensing of the Jointly Developed IP.

          5.4    Enforcement of Background IP    Each Party agrees to use commercially reasonable efforts (subject to advice from counsel) to prosecute, enforce and maintain all of its rights in and to its respective Background IP relevant to the Deliverables during the Term.

        6.     CONFIDENTIALITY.

          6.1    Confidentiality Obligation.    Each Party (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally or in any other manner by a Party (the "Disclosing Party") or otherwise made available to the Receiving Party concerning the Disclosing Party's performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party ("Confidential Information"), using at least the same degree of care that it uses to protect its own confidential or proprietary information but in no event less than reasonable care for the industry. Any data or other information relating to or resulting from joint development hereunder shall be deemed to be Confidential Information of each Party. This Agreement shall be deemed to be Confidential Information of each Party. The obligations hereunder shall not apply to Confidential Information

            (a)   which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party in violation of this Section 6;

            (b)   which is lawfully received by the Receiving Party on a non-confidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party with respect to such information;

            (c)   which by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party; or

            (d)   which was in the Receiving Party's possession at the time of disclosure by the Disclosing Party.

          6.2    Nondisclosure of Confidential Information.    The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any Person at any time, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are required to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

          6.3    Press Releases.    No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties, without the prior written consent of the other Party, except to the extent such publicity, news release or other public announcement is required by law; provided that in such event, the Party issuing same shall still be required to consult with the other Party named in such publicity, news release or public announcement a reasonable time (being not less than 48 hours) prior to its release to allow the named Party or Parties to comment on the use of its name and, after its release, shall provide the named Party or Parties with a copy thereof. Neither Party shall use the name of the other for advertising or promotional claims without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties may introduce each other to Third Parties as "partners in the development of Grid Service Systems for the utility industry" or in a materially similar manner.

          6.4    Exception.    The foregoing confidentiality and nondisclosure obligations shall not prohibit the disclosure of Confidential Information, to the extent such disclosure is required by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

        7.     WARRANTIES AND COVENANTS.

          7.1    Mutual Warranty.    Each Party represents and warrants to the other Party that:

            (a)   such party is duly organized, validly existing and in good standing under the laws of the State or country of its incorporation and has the full power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement;

            (b)   the execution and delivery of this Agreement will not violate any applicable statute, rule, or regulation to which the warranting Party is subject, or conflict with, result in a breach of, or constitute a default under any agreement to which such Party is a party; and

            (c)   the warranting Party has obtained all necessary approvals to enter into this Agreement and to perform its obligations hereunder.

          7.2    A123 Grid Service System Performance Warranty.

            (a)   Initial Full-Scale Project.    For a period of [**], which period commences from delivery and acceptance of each Unit of the Grid Service System (the "Warranty Period"), A123 hereby provides a warranty that each Unit of each Grid Service System shall be new at the time of delivery and shall have been manufactured using new components, shall be free from any defects in design, materials or workmanship and that the solution performance of the Grid Service System is in accordance, in all material respects, with the applicable Specifications for the components and equipment that A123 has designed and for which A123 is responsible under a Project, provided that (i) the Parties utilize mutually agreed testing protocols as set forth in the applicable Statement of Work ("Testing Protocols") to determine whether a Grid Service System failure is attributable to equipment or designs provided by AES or by A123, and (ii) AES monitors, operates, and maintains the Grid Service System in accordance with procedures reasonably defined and required by A123 (the "Operating Requirements"). For the avoidance of doubt, the foregoing Grid Service System warranty (i) does not apply to the Grid Interface equipment and (ii) does apply to the Power Electronics, provided that AES procures and transfers to A123 a warranty from its third party supplier(s) having the same duration and substantially the same scope as the warranty set forth above.

            (b)   Test Project.    A123 hereby provides AES a warranty on the Test Project that is similar in all material respects to the warranty set forth in subparagraph (a) above, provided that the income sharing arrangement described in Section 4.4 above shall not apply and AES is not responsible for procuring and transferring any supplier warranties for the Power Electronics.

            (c)   Remedies.    If the Specifications for the Grid Service Systems supplied by A123 are not met by any Unit during the Warranty Period or the warranty set forth in Section 7.2(a) above is otherwise breached with respect to any Unit and AES has met the Operating Requirements, A123 will repair the non-conforming Unit, provided that pursuant to the Testing Protocols referenced in subparagraph (a) above, the Grid Service System failure is not attributable to equipment provided or designed by AES. If the Grid Service System has not been restored to full service to meet the Specifications after a [**] cure period, then A123 shall promptly (but in any case no later than [**] after such [**] cure period) replace the non-conforming equipment to bring the Grid Service System in conformance with the Specifications. A123 may elect to replace the Grid Service System at any time within such [**] cure period and shall not be required to attempt to repair during the [**] cure period.

            (d)   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ABOVE, A123 MAKES NO OTHER WARRANTIES REGARDING THE PERFORMANCE OF THE DELIVERABLES AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE DELIVERABLES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

          7.3    Extended Warranty Service Contract.    Upon request, A123 will make an extended Warranty Period available to AES upon mutually agreeable terms and conditions, including, but not limited to, additional fees for such extended warranty.

          7.4    Covenant.    Each Party covenants that it shall not provide the other Party with any documents, information, data, deliverables or Intellectual Property, (A) the provision of which would constitute a misappropriation of the Intellectual Property of a Third Party or (B) the use of which would cause a Party's use, development, manufacture, sale, offering for sale or importation of the Deliverable to infringe the Intellectual Property of a Third Party.

        8.     INDEMNIFICATION.

          8.1    Indemnification by A123.    A123 agrees to indemnify, defend and hold harmless AES and its Affiliates, subsidiaries, members, officers, directors, employees, and agents from and against any and all claims, demands, costs, damages, settlements and liabilities (including all reasonable attorneys' fees and court costs) of any kind whatsoever, arising directly or indirectly out of claims regarding injury to third persons or damage to Third Party property based upon any aspect of the development, manufacture, marketing, sale, installation, use, operation, maintenance or performance of any Grid Service System, or any other product developed or manufactured by A123 under this Agreement, that is sold to Third Parties. Such indemnity shall apply to claims asserted under any legal theory, including without limitation negligence, gross negligence, strict liability or product liability.

          8.2    Indemnification by AES.    AES agrees to indemnify, defend and hold harmless A123 and its Affiliates, subsidiaries, members, officers, directors, employees, and agents from and against any and all claims, demands, costs, damages, settlements and liabilities (including all reasonable attorneys' fees and court costs) of any kind whatsoever, arising directly or indirectly out of claims regarding injury to its employees or third persons or damage to Third Party property based upon AES's or its Affiliates' ownership, installation, use, operation or maintenance of a Grid Service

  System, or any other product developed or manufactured by A123, and sold to AES under this Agreement. Such indemnity shall apply to claims asserted under any legal theory, including without limitation negligence, gross negligence, strict liability or product liability.

          8.3    Mutual Indemnification.    Each Party agrees to indemnify, defend and hold harmless the other Party and its Affiliates, subsidiaries, members, officers, directors, employees, and agents from and against any and all claims, demands, costs, damages, settlements and liabilities (including all reasonable attorneys' fees and court costs) of any kind whatsoever, arising directly or indirectly out of claims regarding injury to third persons or damage to Third Party property based upon its violation of applicable law.

        9.     LIMITATION OF LIABILITY.

          9.1    Disclaimer.    EXCEPT WITH RESPECT TO CLAIMS FOR BREACH OF ARTICLE 6 OR CLAIMS FOR WHICH EITHER PARTY IS ENTITLED TO BE INDEMNIFIED UNDER ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

          9.2    Limitation.    Except in connection with (i) A123's indemnification obligations pursuant to Sections 8.1 and 8.3 above, (ii) damages arising from A123's breach of Section 6 (Confidentiality) or (iii) A123's willful misconduct in the performance of its obligations under this Agreement, A123's aggregate liability to AES, whether in contract, tort, or otherwise, for all claims, in the aggregate, arising out of or in connection with this Agreement, shall not exceed the amount of fees paid to A123 by AES hereunder in the [**] prior to the applicable claims, less any amounts paid for any other claims in such [**] period.

        10.   TERM AND TERMINATION.

          10.1    Term.    The initial term of this Agreement shall commence on the Effective Date and shall continue for an initial term of four (4) years, unless terminated earlier as provided in this Section 10 (the "Initial Term"). The Initial Term may be extended by mutual written agreement of the Parties for additional one (1) year extension terms.

          10.2    Default Termination.    If a Party materially breaches, or materially fails to perform, its obligations under this Agreement and fails to cure such breach or nonperformance within [**] after receiving written notice thereof in the case of a performance default or fifteen (15) days if a Party becomes insolvent or is subject to any bankruptcy proceeding, then the non-breaching Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party.

          10.3    Effect of Termination or Expiration.    In the event of termination or expiration of this Agreement, each Party shall return to the other Party all Confidential Information in its possession or control within thirty (30) days of such termination or expiration.

          10.4    Survival.    All rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for the following which shall survive according to their terms: Sections 1, 5, 6, 7, 8, 9, 10, and 11.

        11.   MISCELLANEOUS.

          11.1    Relationship of the Parties.    Nothing herein contained will be construed to imply a joint venture, partnership or principal-agent relationship between A123 and AES. The Parties will undertake the joint development activities as independent contractors. Personnel supplied by either

  Party will be deemed employees of such Party and will not for any purpose be considered employees or agents of the other Party. Except as may otherwise be provided in this Agreement, each Party shall be solely responsible for the supervision, daily direction and control of its employees and payment of their salaries (including withholding of appropriate payroll taxes), workers' compensation, disability and other benefits. Neither Party shall have the authority to or shall take any action purporting to bind the other Party or its Affiliates or subsidiaries.

          11.2    Notices.    All notices, reports, requests, acceptances and other communications required or permitted under this Agreement shall be in writing. Notices will be deemed given when actually received. All communications will be sent to the receiving Party's address as first set forth above or to such other address as the receiving Party may have provided for purposes of receiving notices.

          11.3    Export.    AES shall be responsible for compliance with all applicable export control laws and regulations in connection with its sale and distribution of the Grid Service Systems.

          11.4    Binding Nature.    This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

          11.5    Force Majeure.    Each Party hereto shall be excused from default or delay in the performance of its obligations hereunder if and to the extent that such default or delay is caused by an act of God, or other cause beyond its reasonable control, including but not limited to, work stoppages, war, fires, riots, terrorism, accident, explosion, flood, storm, or failures or fluctuations in electrical power, heat light, air conditioning or telecommunications equipment. In such event, the nonperforming Party shall be excused from performance, other than performance of payment obligations, to the extent and for as long as such circumstances prevail and shall as soon as practicable notify the other of any actual or anticipated delay and use diligent efforts to overcome such circumstances.

          11.6    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

          11.7    Governing Law; Venue.

            (a)   THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES.

            (b)   Any legal action or proceeding with respect to the enforcement of any award by the arbitrators under Section 11.11 may be brought in the courts of the State of New York located in New York county or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Parties hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof for disputes arising under this Agreement. Subject to Section 11.11, each of the Parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its notice address provided pursuant to Section 11.2 hereof. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction.

            (c)   THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          11.8    No Waiver.    No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

          11.9    Headings and References.    The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections or Exhibits shall, unless otherwise provided, refer to Sections hereof or Exhibits attached hereto, all of which Exhibits are incorporated herein by this reference.

          11.10    Assignment.    This Agreement may not be assigned by either Party without the prior consent of the other Party, which shall not be unreasonably withheld or delayed, except that (i) AES may assign this Agreement or any individual Statement of Work to any Affiliate, and (ii) either Party may assign this Agreement to a successor in connection with a merger, consolidation or sale of all or substantially all of such Party's business related to this Agreement, provided that such successor agrees in writing to assume and be bound by all the provisions of this Agreement.

          11.11    Dispute Resolution.    Any claim, counterclaim, demand, cause of action, dispute or controversy arising out of or relating to this Agreement (or any agreement delivered in connection with this Agreement) or the breach, termination or validity thereof, or in any way relating to the subject matter of this Agreement involving the Parties or their representatives (each a "Dispute") shall be resolved by final and binding arbitration even if such Disputes allegedly are extra-contractual in nature, sound in contract, tort or otherwise, or arise under state or federal law. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect (the "Rules"). The validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant hereto that are not covered by the Rules or the Act shall be determined by the arbitrators. In deciding the substance of the Parties' Dispute, the arbitrators shall follow the governing law. The arbitrators shall have no authority to award consequential, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under applicable law or under the Rules, the Parties hereby waiving their right, if any, to recover any such damages. The arbitration proceeding shall be conducted and the award shall be rendered in New York, New York. There shall be three neutral arbitrators. Within fifteen (15) days of receipt by a Party of a copy of the demand for arbitration, each Party shall select one arbitrator. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as chair of the arbitral tribunal, within thirty (30) days of the appointment of the second arbitrator. Any arbitrator not timely selected in accordance with this agreement and the Rules shall be selected by the AAA in accordance with the Rules. To the fullest extent permitted by law, any arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties. The arbitral award shall be in writing, and shall state the findings of fact and conclusions of law upon which it is based. Each Party agrees that any arbitration award against it may be enforced in any jurisdiction in which such Party holds or keeps assets or by any court having jurisdiction

          11.12    Equitable Relief.    Except as otherwise expressly provided herein, no remedy granted to either Party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity, by statute or otherwise. All claims or causes seeking injunctive or other equitable relief may be heard in any court of competent jurisdiction and the Parties hereby irrevocably consent to the jurisdiction of such courts.

          11.13    Counterparts.    This Agreement may be executed simultaneously in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.14    Entire Agreement.    This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect including without limitation the Term Sheet between the Parties dated as of October 30, 2007, and sets forth the entire agreement between the Parties with respect to the subject matter hereof. No modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each Party.

        [Intentionally Blank]

        IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute and deliver this Joint Development and Supply Agreement as of the Effective Date first indicated above.

AES Energy Storage, LLC		A123 Systems, Inc.
By:	/s/ John Chris Sherton	By:	/s/ Michael Rubino
Name:	John Chris Sherton	Name:	Michael Rubino
Title:	President	Title:	CFO

Exhibit A

STATEMENT OF WORK Test Project

        This Statement of Work for the Test Project is entered into between A123 Systems, Inc. ("A123") and AES pursuant to the Joint Development and Supply Agreement (the "Agreement") between A123 and AES dated February 6, 2008 and shall be in all respects subject to the terms and conditions of said Agreement, which are incorporated herein by reference. The terms and conditions below may be revised by mutual agreement in future Statements of Work.

DESCRIPTION OF SERVICES AND PROJECT MILESTONES

[**]

LOCATION OF PERFORMANCE

The Services are to be performed at the following location(s):

[**]

TIMING OF PERFORMANCE

The Services are to be performed within the following time frame:

[**].

ADDITIONAL TERMS

[**]

Acknowledged and agreed:

AES Energy Storage, LLC		A123 Systems, Inc.
By:	/s/ John C. Sherton	By:	/s/ B.E. Collins
Name:	John C. Sherton	Name:	B.E. Collins
Title:	President	Title:	V.P. Engineering ESG

Exhibit A

STATEMENT OF WORK Initial Full Scale Project (Chile)

        This Statement of Work for the Initial Full Scale Project is entered into between A123 Systems, Inc. ("A123") and AES Energy Storage, LLC or its designated Affiliate ("AES") pursuant to the Joint Development and Supply Agreement between A123 and AES dated February 6, 2008 (the "Agreement") and shall be in all respects subject to the terms and conditions of the Agreement, which are incorporated herein by reference. The terms and conditions below may be revised by mutual agreement in future Statements of Work.

[**]

A total of one page has been omitted pursuant to a request for confidential treatment.

IV.    Location of Performance
The Services are to be performed at the following location(s):

[**]

V.    Timing of Performance
The Services are to be performed within the following time frame:

[**]

VI.    Additional Terms

[**].

Acknowledged and agreed:

AES Energy Storage, LLC		A123 Systems, Inc.
By:	/s/ NORGEMER	By:	/s/ B.E. Collins
Name:	Joaquim Melendez	Name:	B.E. Collins
Title:	Project Director	Title:	V.P. Engineering ESG

Exhibit B

Unit Testing Parameters—Test Project

        [**].

Unit Testing Parameters—Initial Full Scale Project

        [**].

Exhibit C

Form of Purchase Order/Additional Terms and Conditions (if applicable)

Exhibit D

Calculation of Cancellation Penalty (per Section 3.3)

Date of A123's Receipt of Cancellation Notice from AES	Penalty Amount (% of total Initial Full-Scale Project fee in Section 4.1(b)(i))*
By March 15, 2008	[**]%
On or after March 16, 2008 thru April 15, 2008	[**]%
On or after April 16, 2008 thru May 15, 2008	[**]%
On or after May 16, 2008 thru June 15, 2008	[**]%
On or after June 16, 2008	[**]%

*
Upon any cancellation, AES or its designated Affiliate shall receive all Deliverables completed or in progress as of the effective date of cancellation.

Amendment Number 1 to Joint Development and Supply Agreement

        This Amendment Number 1 ("Amendment") is made and entered into as of March 14, 2008 (the "Effective Date") by and between A123 Systems, Inc., a Delaware corporation, 321 Arsenal Street, 3rd Floor, Watertown, MA 02472 (the "Company") and, AES Energy Storage, LLC, a Delaware limited liability company, 4300 Wilson Boulevard, Arlington, Virginia 22203 ("AES") in order to amend the Joint Development and Supply Agreement dated as of February 6, 2008 between the parties (the "JDSA").

        Unless expressly provided herein, the defined terms in the JDSA shall have the same meaning when used in this Amendment.

        In consideration of the mutual covenants and agreements contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the JDSA as follows:

1.    Amendments.

(a)
Delete Section 1.20 in its entirety and replace with the following new Section 1.20:

    1.20. "Purchase Order" means the order for Deliverables, signed by AES or by its designated Affiliate ("Designated Affiliate") referencing this Agreement, either in the form attached hereto as Exhibit C or an alternative form that is mutually acceptable to the Parties. In each case, the AES Designated Affiliate issuing a Purchase Order shall be bound by the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, AES shall be jointly and severally liable for its Designated Affiliate's obligations arising under the Purchase Order for the Initial Full-Scale Project but, in all other cases, the Designated Affiliate shall be solely liable for its obligations arising under any Purchase Order issued by it and AES shall have no responsibility therefore unless otherwise agreed by AES in writing. The terms and conditions of this Agreement shall be controlling over any pre-printed or new terms in a Purchase Order, which terms shall not apply unless mutually agreed by the parties to such Purchase Order in accordance with Sections 2.4 and 3.7.

(b)
Add the following sentence at the end of Section 2.4:

    Notwithstanding anything herein to the contrary, AES shall be jointly and severally liable for its Designated Affiliate's obligations arising under the Purchase Order for the Initial Full-Scale Project but, in all other cases, the Designated Affiliate shall be solely liable for its obligations arising under any Purchase Order issued by it and AES shall have no responsibility therefore unless otherwise agreed by AES in writing.

(c)
Delete the following sentence from Section 3.2 in its entirety:

    The Purchase Order for the Initial Full-Scale Project shall be issued by AES in accordance with Section 4.1(b).

and replace it with the following new sentence:

    The Purchase Order for the Initial Full-Scale Project shall be issued by AES or by its Designated Affiliate, in accordance with Section 4.1(b).

(d)
Delete Section 4.1(b) in its entirety and replace it with the following new Section 4.1(b):

(b)
Initial Full-Scale Project.    Subject to Section 3.3:

            (i)    upon issuance of the Purchase Order for the Initial Full-Scale Project (which shall be issued within thirty (30) days from the Effective Date), AES (or its Designated Affiliate), shall agree to pay A123 a per Unit fee of [**] Dollars ($[**]) based on a minimum order of [**] Units of [**] each plus the actual costs incurred for the procurement and preparation of additional trailers beyond the anticipated [**] trailers or [**] per [**] for such Grid Service System, which are approved in advance by AES (or its Designated Affiliate), as confirmed in writing. For the avoidance of doubt, the above fee shall not include the costs of the Power Electronics and Grid Interface equipment that are the responsibility of AES (or its Designated Affiliate); and

            (ii)   Payment of [**] percent ([**]%) of the Initial Full-Scale Project fee shall be made upon issuance of the Purchase Order for the Initial Full-Scale Project Grid Service System with the remaining [**] percent ([**]%) payable when AES (or its Designated Affiliate) provides written notice to A123 promptly following the Initial Full-Scale Project testing pursuant to Section 3.4, indicating that such Unit testing has been completed and that each Unit of the Grid Service System for Initial Full-Scale Project has met its Specifications as set forth in the applicable Statement of Work.

(e)
Delete the first sentence of Section 4.3 in its entirety and replace it with the following sentence:

    To continue the Exclusivity Period as contemplated in Section 3.5 above, AES shall pay to A123 an amount equal to [**] percent ([**]%) of the net income generated directly by each Grid Service System supplied to AES (or to its Designated Affiliate) by A123 hereunder as long as A123 is not selling Grid Service Systems to Third Parties without the written consent of AES ("Exclusivity Payments").

2.    Except as amended hereby, the JDSA is hereby ratified by the parties and shall remain in full force and effect. This Amendment Number 1 contains the entire agreement of the parties and supersedes all earlier agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

        The parties have caused this Amendment Number 1 to be executed by their respective authorized representatives as of the Effective Date.

A123 Systems, Inc.		AES Energy Storage, LLC
By:	/s/ Michael Rubino	By:	/s/ John Chris Sherton
Name:	Michael Rubino	Name:	John Chris Sherton
Title:	CFO	Title:	President

Amendment Number 2 to Joint Development and Supply Agreement

        This Amendment Number 2 ("Amendment") is made and entered into as of July 2, 2008 (the "Effective Date") by and between A123 Systems, Inc., a Delaware corporation, 321 Arsenal Street, 3rd Floor, Watertown, MA 02472 (the "Company") and, AES Energy Storage, LLC, a Delaware limited liability company, 4300 Wilson Boulevard, Arlington, Virginia 22203 ("AES") in order to amend and supplement the Joint Development and Supply Agreement dated as of February 6, 2008 between the parties, as amended by Amendment Number 1 dated March 14, 2008 (collectively, the "JDSA") in accordance with its terms.

        Unless expressly provided herein, the defined terms in the JDSA shall have the same meaning when used in this Amendment.

        In consideration of the mutual covenants and agreements contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and supplement the JDSA as follows:

1.    Amendments; Supplementary Terms and Conditions.

        Pursuant to Section 3.7 of the JDSA, the following supplementary terms and conditions are hereby added to Exhibit C of the JDSA, which shall apply solely with respect to the additional Grid Service Systems purchased by AES or its Designated Affiliates under a Purchase Order (or Purchase Orders), except as otherwise provided herein, to be issued to A123 by AES or its Designated Affiliates on or after the Effective Date and subject to subparagraph (iv) below:

          (i)    New Order:    AES or one or more of its Designated Affiliates shall purchase a total of twenty-five (25) Units ("Total Units") (2MW, .5MWh each) at a purchase price of $[**] per Unit (total purchase price of $[**]). For purposes of this Amendment Number 2, "Units" shall refer to the individual, self-contained operating containers having the specifications described herein. The purchase price for these Units includes on-site start-up training costs [**]. Project management and on-site applications support will be made available by A123 at additional quoted cost upon AES's request. For each Unit set forth in a Purchase Order that is submitted by AES or one of its Designated Affiliates and is rejected by A123 (including, without limitation, as a result of review by A123 pursuant to the fifth bullet point of Section 1(iv)), the Total Units above shall be reduced by [**].

          (ii)   Power Electronics:    AES shall be responsible for procuring the necessary Power Electronics for the Units from a third party supplier at AES's sole cost and expense and delivering the Power Electronics to A123, FOB Hopkinton, MA (with an extended pass-through warranty of at least [**]) for integration by A123 into the Units in accordance with the schedule set forth in the relevant Purchase Order.

          (iii)  Specifications:    The Units will be assembled and built by A123 in accordance with the Services set forth in the Statement of Work (Section III) currently in effect for the Initial Full-Scale Project, unless revised by mutual written agreement, although the parties acknowledge that the destination and application of these Units to be identified in the relevant Purchase Order for such Units may vary. AES, at its sole cost and expense, shall be responsible for the procurement, installation and piping/connection to the Units of [**] contained in the Units (a minimum of [**] of [**] per Unit) in accordance with the schedule set forth in the relevant Purchase Order. The water chillers shall be integrated by A123 into the Units and shall have an extended pass-through warranty to A123 of at least [**]. Any changes to current Unit specifications will require re-submittal of pricing by A123 to AES.

          (iv)  Payment Terms:

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    [**] Percent ([**]%) of the Total Unit purchase price ($[**]) (the "Initial AES Deposit") will be due and payable by AES within [**] of the Effective Date in advance of any Purchase Order placement by a Designated Affiliate. This amount shall be held by A123 as security and refundable to AES as provided below.

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    [**] Percent ([**]%) of the applicable Unit purchase price (the "Affiliate Deposit") will be due and payable by the Designated Affiliate upon issuance of each Purchase Order for a specified Unit. The Designated Affiliate shall be required to issue such Purchase Order(s) at least [**] prior to the requested shipment date of the applicable Units from A123.

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    [**] Percent ([**]%) of the applicable Unit purchase price (the "Final Payment") will be due and payable by the Designated Affiliate when such Designated Affiliate provides written notice to A123 promptly following completion of Unit acceptance testing indicating that such Unit has met its specifications as set forth in the applicable Statement of Work. For purposes of this Amendment Number 2, the Testing Period shall be [**] following the delivery of each Unit or Units. Acceptance testing shall otherwise be conducted in accordance with Section 3.4 of the JDSA.

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    A123 shall refund [**]  percent ([**]%) of the Initial AES Deposit to AES each time A123 receives a combination of [**] Purchase Orders which collectively represent an order for [**] Units and the Affiliate Deposit for each such Unit Purchase Order from the Designated Affiliate, such amount to be due and payable by A123 to AES within [**] of A123's receipt of the Purchase Order and Affiliate Deposit for the [**] Units.

    If the Initial AES Deposit is not returned as to any Unit in accordance with the above procedure, such failure by A123 shall constitute a default pursuant to Section 10.2 of the JDSA and, in addition to any other remedies, each Designated Affiliate shall have the right to offset such amount against the Final Payment with respect to such Unit.

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    A123 reserves the right to conduct its standard credit check on any Designated Affiliate that may issue a Purchase Order hereunder in order to determine whether such Designated Affiliate meets A123's customer credit standards.

          (v)   Delivery Schedule:    A123 shall deliver the Units to AES or its Designated Affiliate in accordance with the following delivery schedule and subject to any additional, mutually agreed delivery terms that may be set forth in the relevant Purchase Orders:

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    [**] Units by the end of [**]; and

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    [**] additional Units by the end of [**]

  The foregoing delivery schedule may be moved out by a maximum of [**] upon prior notice by either party. Any other adjustments shall be subject to mutual written agreement.

          (vi)  Exclusivity:    The parties acknowledge and agree that the Initial Exclusivity Period as defined in Section 3.5 of the JDSA shall be modified so that it shall expire as of December 31, 2009. For the avoidance of doubt, the foregoing shall apply to all Units ordered under the JDSA since its Effective Date. Accordingly, the first sentence of Section 3.5(a) of the JDSA is deleted in its entirety and is replaced with the following new sentence:

    From the Effective Date through December 31, 2009 (the "Initial Exclusivity Period") and thereafter for so long as A123 agrees to receive the Exclusivity Payments from AES and such payments are made pursuant to Section 4.3 (the Initial Exclusivity Period together with such additional period, the "Exclusivity Period"), (i) A123 will work exclusively with AES on the development and deployment of Grid Service Systems and New Product Lines (the

    "Exclusivity Undertaking") and (ii) AES will use commercially reasonable efforts to secure additional orders from its Affiliates and to procure necessary financing.

          (vi)  Exclusivity Payments:    AES will pay A123 exclusivity payments in accordance with Section 4.3 of the JDSA with respect to this Purchase Order. For the avoidance of doubt, it is acknowledged that AES's requirement related to additional Volume Orders under Section 3.5 of the JDSA shall remain in effect during the Initial Term.

          (vii)  Recycling:    AES shall have the option to send Units, including those previously ordered under the JDSA, to A123 at their end-of-life for recycling and recovery purposes. AES shall bear all related shipping and handling costs to send such Units to A123's specified recycling destination. If AES elects the foregoing recycling option, AES shall transfer such Units to A123 at no cost.

          (viii)  Warranty:    The performance warranty applicable to the Units shall be consistent with the performance warranty and the other terms and conditions applicable to the Initial Full-Scale Project set forth in Section 7.2(a) of the JDSA with the addition of the following: The Units shall meet the [**] requirements of the AES-supplied, [**] Profile, with a maximum [**] rate of [**] throughput per cell (the "Profile") for a period of [**] (commencing upon the delivery and acceptance of each Unit), or a similar [**] profile with the same or lower metrics as the Profile, provided that any [**] profile that does not have the same or lower metrics as the Profile shall require the mutual written agreement of the parties. For the avoidance of doubt, the remedies set forth in Section 7.2(c) of the JDSA shall be available to AES in the event of a breach of the foregoing warranty by A123.

2.    Except as amended and supplemented hereby, the JDSA is hereby ratified by the parties and shall remain in full force and effect. This Amendment Number 2 contains the entire agreement of the parties and supersedes all earlier agreements and understandings, oral and written, between the parties with respect to the purchase of additional Grid Service Systems under subparagraph (i) and the other subject matter hereof.

        The parties have caused this Amendment Number 2 to be executed by their respective authorized representatives as of the Effective Date.

A123 Systems, Inc.		AES Energy Storage, LLC
By:	/s/ David P. Vieau	By:	/s/ John C. Shelton
Name:	David P. Vieau	Name:	John C. Shelton
Title:	President	Title:	President

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